February 8, 2011

Virtus Opportunities Trust

101 Munson Street

Greenfield, MA 01301

Ladies and Gentlemen:

We have acted as counsel to Virtus Opportunities Trust (the “Trust”) in connection with the Registration Statement of the Trust on Form N-14 (the “Registration Statement”) being filed by the Trust under the Securities Act of 1933, as amended (the “Act”), relating to the proposed combination of Virtus AlphaSector Allocation Fund (the “Acquired Fund”), a series of the Trust, and Virtus AlphaSector Rotation Fund (the “Acquiring Fund”), a series of the Trust, and the issuance of Class A Shares, Class C Shares and Class I Shares of beneficial interest of the Acquiring Fund in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization by and among the Trust on behalf of the Acquired Fund and the Trust on behalf of the Acquiring Fund (the “Agreement and Plan of Reorganization”), in substantially the form to be included in the Registration Statement.

We have examined such documents, records and other instruments and have made such other examinations and inquiries as we have deemed necessary for the purposes of this opinion. In addition, we have assumed for purposes of this opinion that, prior to the date of the issuance of the Shares, (1) the Trustees of the Trust and the shareholders of the Acquired Fund will have taken all actions required of them for the approval of the Agreement and Plan of Reorganization and (2) the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute the legal, valid and binding obligation of each of the Acquiring Fund, the Trust and the Acquired Fund.

Based upon and subject to the foregoing, we are of the opinion that, when issued in accordance with the Agreement and Plan of Reorganization, the Shares will be validly issued, fully paid and non-assessable, assuming that as consideration for the Shares not less than the net asset value of such Shares has been paid and that the conditions set forth in the Agreement and Plan of Reorganization have been satisfied.

Very truly yours,

/s/ Kevin J. Carr
Kevin J. Carr
Vice President, Chief Legal Officer, Counsel and Secretary

100 Pearl Street, 8 Floor, Hartford, CT 06103 (p)860-263-4791 (f)860241-1019